BRIAN R. REISS
ATTORNEY AT LAW
9121 ATLANTA AVE., # 638 HUNTINGTON BEACH CA 92646
800-520-2783 FAX 714-378-9093

June 27, 2011

Autovative Products, Inc.
502 N. Santa Fe Avenue, Ste. D
vista, CA 92083
Attn: David Funderburk, CEO

Re: Autovative Products, Inc. - Registration Statement on Form S-1

Gentlemen:

I have been retained by Autovative Products, Inc., a Nevada Corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1, filed by the Company with the U.S. Securities and Exchange commission relating to the offering of securities of the Company.

The Registration Statement relates to the registration of the offering of an aggregate of one million three hundred eighty five thousand nine hundred seventy seven (1,385,977) shares of common stock of the Company under the Securities Act of 1933, as amended (the "Securities Act'), for resale by those certain selling shareholders as named in the Registration Statement (collectively, the "Selling Shareholders").

In connection with this request I have examined the following:

1. Certificate of Incorporation of the Company;
2. Bylaws of the Company;
3. The registration Statement; and
4. Unanimous consent resolutions of the Company's Board of Directors

Based upon the foregoing, I am of the opinion that the shares of Common Stock held by the Selling Shareholders are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Interests of Named Experts and Counsel".

Yours truly,

Brian R. Reiss
Attorney at Law

BR:ms